Exhibit 5
July 1, 2011
Cinemark USA, Inc.
3900 Dallas Parkway, Suite 500
Plano, Texas 75093

Re:	Cinemark USA, Inc. Registration Statement on Form S-4
Ladies and Gentlemen:
          We have acted as counsel to Cinemark USA, Inc., a Texas corporation (the “Company”), and the subsidiaries of the Company listed in Schedule A attached hereto (collectively, the “Guarantors”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to (i) up to $200,000,000 aggregate principal amount of 7.375% Senior Subordinated Notes due 2021 (the “Exchange Notes”) of the Company to be issued under an Indenture (the “Indenture”), dated as of June 3, 2011, among the Company, the Guarantors and Wells Fargo Bank, N.A., as trustee (the “Trustee”), pursuant to an exchange offer (the “Exchange Offer”) by the Company described in the Registration Statement in exchange for a like principal amount of the issued and outstanding 7.375% Senior Subordinated Notes due 2021 (the “Initial Notes”) previously issued under the Indenture and (ii) the guarantees by the Guarantors (the “Guarantees”) of the Exchange Notes pursuant to the Indenture. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
          We have examined originals or certified copies of such corporate, limited liability company, partnership and other records of the Company and the Guarantors and other certificates and documents of officials or representatives of the Company and the Guarantors, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies, that the Exchange Notes will conform to the specimen thereof we have reviewed and that the Exchange Notes will be duly authenticated in accordance with the terms of the Indenture. We have also assumed the due authorization, execution, issuance and delivery of the Indenture by the parties thereto other than the Company and the Guarantors, the authentication of the Initial Notes by the Trustee and that the Indenture is a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates or verbal confirmations, as applicable, of public officials and certificates of officers of the Company and the Guarantors, all of which we assume to be true, correct and complete.

July 1, 2011
Cinemark USA, Inc.
          Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when the Registration Statement has become effective under the Act, the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and the Exchange Notes have been duly executed by the Company, duly authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered by or on behalf of the Company in accordance with the terms of the Indenture against receipt of Initial Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer:
1.	the Exchange Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

2.	the Guarantees will be valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.
          The opinions and other matters in this letter are qualified in their entirety and subject to the following:
A.	We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of (i) the Laws of the State of New York; (ii) the Texas Business Organizations Code; (iii) the Delaware General Corporation Law and the Delaware Limited Liability Company Act; (iv) the California General Corporation Law and the California Limited Liability Company Act; (v) the Florida Limited Liability Company Act; and (vi) the federal securities Laws of the United States of America.

B.	The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); and (iii) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution.

C.	This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company, the Guarantors, or any other person or any other circumstance.

D.	We express no opinion as to the enforceability of Section 4.06 of the Indenture.

July 1, 2011
Cinemark USA, Inc.
E.	We also advise you of California statutory provisions and case law to the effect that, in certain circumstances, a surety, guarantor, indemnitor, co-grantor or co-borrower (collectively herein, “surety” or “guarantor”) may be exonerated if the surety’s obligation under a surety, guaranty, indemnity or co-borrowing or security arrangement is not supported by consideration distinct from the consideration for the principal’s obligation (or another party’s obligation, including without limitation, other co-borrowers) (collectively herein, “obligor” or “principal”) or if there is any fraud, concealment, non-disclosure, misrepresentation of facts or undue advantage taken of the surety by the creditor or if the creditor materially alters the original obligation of the principal without the consent of the surety, or the creditor elects remedies for default which impair the subrogation or other rights of the surety against the principal or the creditor otherwise takes any action which materially prejudices the surety, and that the surety’s obligation may be unenforceable to the extent that it exceeds or is more burdensome than the underlying principal obligation or the underlying principal obligation is unenforceable. See, e.g., without limitation, Cal. Civ. Code § § 2787-2856 (West 2008); Union Bank v. Gradsky, 265 Cal. App. 2d 40, 71 Cal. Rptr. 64 (1968); Sumitomo Bank of California v. Iwasaki, 70 Cal. 2d 81, 447 P.2d 956, 73 Cal. Rptr. 564 (1968) and 59 Cal. Jur. 3d, Suretyship and Guaranty, § 40. These outcomes may result notwithstanding the presence of any waivers of such provisions. See, e.g., without limitation, Cal. Civ. Code § 2856. Notwithstanding the foregoing, there is also authority (including California Civil Code § 2856) to the effect that a guarantor may effectively waive statutory suretyship defenses if express waivers of such defenses are set forth in the guaranty.
          We hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,
/s/ Akin, Gump, Strauss, Hauer & Feld, L.L.P.

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

SCHEDULE A
GUARANTORS
Cinemark, L.L.C., a Texas limited liability company
Sunnymead Cinema Corp., a California corporation
Cinemark Properties, Inc., a Texas corporation
Greeley Holdings, Inc., a Texas corporation
Trans Texas Cinema, Inc., a Texas corporation
Cinemark Mexico (USA), Inc., a Delaware corporation
Cinemark Leasing Company, a Texas corporation
Cinemark Partners I, Inc., a Texas corporation
Multiplex Properties, Inc., a Delaware corporation
Multiplex Services, Inc., a Texas corporation
CNMK Investments, Inc., a Delaware corporation
CNMK Texas Properties, LLC, a Texas limited liability company
Laredo Theatre, Ltd., a Texas limited partnership
Brasil Holdings, L.L.C., a Delaware limited liability company
Century Theatres, Inc., a California corporation
Marin Theatre Management, LLC, a California limited liability company
Century Theatres NG, LLC, a California limited liability company
CineArts, LLC, a California limited liability company
CineArts Sacramento, LLC, a California limited liability company
Corte Madera Theatres, LLC, a California limited liability company
Novato Theatres, LLC, a California limited liability company
San Rafael Theatres, LLC, a California limited liability company
Northbay Theatres, LLC, a California limited liability company
Century Theatres Summit Sierra, LLC, a California limited liability company
Century Theatres Seattle, LLC, a California limited liability company
Cinemark Concessions, LLC., a Florida limited liability company